Exhibit 99.1

NEWS

Omega Protein Elects New Chairman

HOUSTON December 6, 2012 Omega Protein Corporation (NYSE: OME), a nutritional ingredient company and the nation’s leading vertically integrated producer of omega-3 fish oil and specialty fish meal products announced that its Board of Directors has elected Gary Goodwin as Chairman of the Board, effective February 28, 2013.  Mr. Goodwin will succeed Joe von Rosenberg, the current Chairman of the Board and the Company’s former Chief Executive Officer, who will retire from the Board of Directors on the same date.

Bret Scholtes, the Company’s President and Chief Executive Officer, was also elected to the Board of Directors, as a Class III director, effective February 28, 2013.

“Under Joe’s 20 year tenure with Omega Protein, the Company embarked on a strategic vision to expand from a commercial fishing operation to a nutritional ingredient company. We thank Joe for his years of service and wish him the best of luck in his retirement,” said Bret Scholtes.  “We are fortunate to have experienced and dedicated executives on our Board with the leadership capabilities to help move us forward and look forward to working with Gary in his new role as Chairman.”

Mr. Goodwin, age 64, has been a director of the Company since November 2006.  Mr. Goodwin served as a Principal and Vice President – Crude Oil Marketing of Texon, L.P., a privately held crude oil marketing company from 1996 until his retirement in 2010.

About Omega Protein

Omega Protein Corporation is a nutritional ingredient company that serves the human and animal nutrition markets. Omega Protein is the nation's leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, which are made from menhaden, an Omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.  The Company also sells a variety of non-marine ingredients to the dietary supplement industry.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like "may," "may not,", “could”, "believes," "do not believe," "expects," "do not expect," "anticipates," "do not anticipate," "see," "do not see," or other similar expressions.

CONTACT:
Investor Relations, (713) 623-0060 OR hq@omegahouston